December 2022

Pricing Supplement No. 7,356

Registration Statement Nos. 333-250103; 333-250103-01

Dated December 16, 2022

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Jump Securities due December 21, 2026

Fully and Unconditionally Guaranteed by Morgan Stanley

Based on the Performance of the SPDR® S&P® Biotech ETF

Principal at Risk Securities

The Jump Securities, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities offer the opportunity to earn a return based on the performance of the shares of the SPDR® S&P® Biotech ETF. Unlike ordinary debt securities, the Jump Securities do not pay interest and do not guarantee the return of any principal at maturity. Instead, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the underlying shares, as determined on the valuation date. If the underlying shares appreciate by 17.00% or more, you will receive for each security that you hold at maturity a fixed upside payment of $800 per security in addition to the stated principal amount. If the final share price is greater than or equal to the initial share price but has not appreciated by 17.00% or more, you will receive for each security that you hold at maturity only the stated principal amount, without any positive return, and your investment will underperform the underlying shares. However, if the final share price is less than the initial share price, the payment due at maturity will be less than the stated principal amount of the securities and could be zero. You could lose up to 100% of the stated principal amount of the securities. The securities are for investors who seek an equity fund-based return and who are willing to risk their principal and forgo current income in exchange for the upside payment feature that applies to a limited range of performance of the underlying shares, as described herein. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	December 21, 2026
Valuation date:	December 16, 2026, subject to postponement for non-trading days and certain market disruption events
Underlying shares:	SPDR® S&P® Biotech ETF
Aggregate principal amount:	$637,000
Payment at maturity:

●If the final share price is greater than or equal to the digital strike level:

$1,000 + the upside payment

●If the final share price is less than the digital strike level but greater than or equal to the initial share price:

$1,000

Under these circumstances, your investment will underperform the underlying shares.

●If the final share price is less than the initial share price:

$1,000 × share performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and could be zero.

Upside payment:	$800 per security (80.00% of the stated principal amount)
Share performance factor:	final share price / initial share price
Initial share price:	$80.96, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Digital strike level:	$94.723, which is approximately 117% of the initial share price.
Stated principal amount / Issue price:	$1,000 per security
Pricing date:	December 16, 2022
Original issue date:	December 21, 2022 (3 business days after the pricing date)
CUSIP / ISIN:	61774TDU3 / US61774TDU34
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$943.80 per security. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions (1)	Proceeds to us(2)
Per security	$1,000	$27.50	$972.50
Total	$637,000	$17,517.50	$619,482.50

(1)Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $27.50 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)See “Use of proceeds and hedging” on page 17.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Jump Securities” and “Additional Information about the Jump Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Jump Securities dated November 16, 2020  Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Jump Securities due December 21, 2026

Based on the Performance of the SPDR® S&P® Biotech ETF

Principal at Risk Securities

Investment Summary

Jump Securities

Principal at Risk Securities

The Jump Securities Based on the Performance of the SPDR® S&P® Biotech ETF due December 21, 2026 (the “securities”) can be used:

￭As an alternative to direct exposure to the underlying shares that provides a fixed positive return of 80.00% but only if the final share price of the underlying shares has appreciated by 17.00% or more as of the valuation date.

￭To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario but only if the final share price of the underlying shares has appreciated by 17.00% or more as of the valuation date.

The securities are exposed on a 1:1 basis to the percentage decline of the final share price from the initial share price.

Maturity:	4 years
Upside payment:	$800 per security (80.00% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $943.80.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying shares. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the upside payment and the digital strike level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Jump Securities due December 21, 2026

Based on the Performance of the SPDR® S&P® Biotech ETF

Principal at Risk Securities

Key Investment Rationale

This 4-year investment does not pay interest but offers a fixed positive return of 80.00% but only if the underlying shares appreciate by 17.00% or more as of the valuation date. If the final share price of the underlying shares is greater than or equal to the initial share price but has not appreciated by 17.00% or more, you will receive for each security that you hold at maturity only the stated principal amount, without any positive return, and your investment will underperform the underlying shares. However, if the final share price is less than the initial share price, the payment due at maturity will be less than the stated principal amount of the securities and could be zero. Under these circumstances, the payment due at maturity will be less than the stated principal amount of the securities and could be zero. Accordingly, investors may lose their entire initial investment in the securities.

Upside Scenario	If the final share price is greater than or equal to the digital strike level, the payment at maturity for each security will be equal to $1,000 plus the upside payment of $800.
Par / Underperforming Scenario

If the final share price of the underlying shares is greater than or equal to the initial share price but has not appreciated by 17.00% or more, you will receive for each security that you hold at maturity only the stated principal amount, without any positive return, and your investment will underperform the underlying shares.

Downside Scenario

If the final share price is less than the initial share price, which means that the underlying shares have depreciated, you will lose 1% for every 1% decline in the value of the underlying shares from the initial share price (e.g., a 40% depreciation in the underlying shares will result in the payment at maturity of $600 per security). There is no minimum payment at maturity, and you could lose your entire investment.

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Morgan Stanley Finance LLC

Jump Securities due December 21, 2026

Based on the Performance of the SPDR® S&P® Biotech ETF

Principal at Risk Securities

How the Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical percentage changes in the closing price of the underlying shares. The diagram is based on the following terms:

Stated principal amount:	$1,000 per security
Upside payment:	$800 per security (80.00% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.

Jump Securities Payoff Diagram

How it works

◼Upside Scenario. If the final share price is greater than or equal to the digital strike level, the investor would receive $1,000 plus the upside payment of $800. Under the terms of the securities, an investor would receive a payment at maturity of $1,800 per security if the final share price has increased by 17.00% or more from the initial share price.

oFor example, if the final share price increases by 50% from the initial share price, the investor would receive $1,800 per security.

oFor example, if the final share price increases by 100% from the initial share price, the investor would receive only $1,800 per security.

◼Par / Underperforming Scenario If the final share price is less than the digital strike level but greater than or equal to the initial share price, the investor would receive a payment at maturity of $1,000 per security, without any positive return. Under these circumstances an investment in the securities would underperform an investment in the underlying shares.

oFor example, if the final share price increases by 10% from the initial share price, investors would receive $1,000 per security and would not participate in the appreciation of the underlying shares.

◼Downside Scenario. If the final share price is less than the initial share price, the payment at maturity will be less than the stated principal amount of $1,000 by an amount that is proportionate to the full percentage decrease of the underlying shares. There is no minimum payment due at maturity on the securities, and you could lose your entire investment.

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Morgan Stanley Finance LLC

Jump Securities due December 21, 2026

Based on the Performance of the SPDR® S&P® Biotech ETF

Principal at Risk Securities

oFor example, if the final share price declines by 40% from the initial share price, the payment at maturity will be $600 per security (60% of the stated principal amount).

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Morgan Stanley Finance LLC

Jump Securities due December 21, 2026

Based on the Performance of the SPDR® S&P® Biotech ETF

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest or guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest or guarantee the payment of any principal at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final share price. If the final share price is less than the initial share price, the payment at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the full decline in the final share price of the underlying shares from its initial share price over the term of the securities, and you will lose some portion or all of your investment. See “How the Jump Securities Work” on page 4 above. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

￭The securities will underperform the underlying shares if the underlying shares appreciate by less than 17.00%. If the final share price is greater than the initial share price but has not appreciated by 17.00% or more, you will receive for each security that you hold at maturity only the stated principal amount, without any positive return, and your investment will underperform the underlying shares.

￭The appreciation potential is fixed and limited. Where the final share price is greater than or equal to the digital strike level, the appreciation potential of the securities is limited to the upside payment of $800 per security (80.00% of the stated principal amount), even if the final share price is significantly greater than the initial share price.

￭The amount payable on the securities is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the closing price of one underlying share on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying shares appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to such drop. Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the securities may be higher than the final share price, the payment at maturity will be based solely on the closing price of one underlying share on the valuation date.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

othe trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and the stocks constituting the share underlying index,

ointerest and yield rates in the market,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or the securities markets generally and which may affect the final share price of the underlying shares, othe time remaining until the securities mature,

othe occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and oany actual or anticipated changes in our credit ratings or credit spreads.

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Morgan Stanley Finance LLC

Jump Securities due December 21, 2026

Based on the Performance of the SPDR® S&P® Biotech ETF

Principal at Risk Securities

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of the underlying shares is below the initial share price.

You cannot predict the future performance of the underlying shares based on their historical performance. If the final share price is less than the initial share price, you will be exposed on a 1-to-1 basis to the full decline in the final share price from the initial share price. There can be no assurance that the final share price will be greater than or equal to the digital strike level so that you will receive at maturity an amount that is greater than the $1,000 stated principal amount for each security you hold, or that you will not lose some or all of your investment.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭Not equivalent to investing in the underlying shares. Investing in the securities is not equivalent to investing in the underlying shares. Investors in the securities will not participate directly in any positive performance of the underlying shares, and will not have voting rights or rights to receive distributions or any other rights with respect to the underlying shares.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling,

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Morgan Stanley Finance LLC

Jump Securities due December 21, 2026

Based on the Performance of the SPDR® S&P® Biotech ETF

Principal at Risk Securities

structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

￭Hedging and trading activity by our affiliates could potentially affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying shares and the share underlying index), including trading in the underlying shares. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our affiliates also trade the underlying shares and other financial instruments related to the underlying shares and the share underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price of the underlying shares and, therefore, could increase the value at or above the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing value of the underlying shares on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial share price, the final share price, the share performance factor, if applicable, and the payment that you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a market disruption event or discontinuance of the share underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Market Disruption Event,” “—Postponement of Valuation Date(s),” “—Antidilution Adjustments for Securities linked to Exchange-Traded Funds,” “—Alternate Exchange Calculation in case of an Event of Default,” “—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under

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Morgan Stanley Finance LLC

Jump Securities due December 21, 2026

Based on the Performance of the SPDR® S&P® Biotech ETF

Principal at Risk Securities

“United States Federal Taxation” in the accompanying product supplement for Jump Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income and an interest charge could be imposed. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed in this document. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Shares

￭Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the biotechnology sector. The stocks included in the S&P® Biotechnology Select IndustryTM Index and that are generally tracked by the SPDR® S&P® Biotech ETF are stocks of companies primarily engaged in research, development, manufacturing and/or marketing of products based on genetic analysis and genetic engineering. Because the value of the securities is linked to the performance of the underlying shares, an investment in the securities exposes investors to risks associated with investments in securities with a concentration in the biotechnology sector.  Industry-specific risks to which companies in the biotechnology sector are subject may include the following:

oAfter spending heavily on research and development, their products or services may not prove commercially successful or may become obsolete quickly;

oThe biotechnology industry may be subject to greater governmental regulation than other industries, and changes in governmental policies and the need for regulatory approvals may have a material adverse effect on the industry;

oCompanies in the biotechnology industry are subject to risks arising from new technologies and competitive pressures; and

oCompanies in the biotechnology industry are heavily dependent on patents and intellectual property rights. The loss or impairment of these rights may adversely affect the profitability of these companies.

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Principal at Risk Securities

oThe XBI Shares may be subject to increased price volatility as it is linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. The price of the XBI Shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

￭The antidilution adjustments the calculation agent is required to make do not cover every event that can affect the underlying shares. MS & Co., as calculation agent, will adjust the adjustment factor for the underlying shares for certain events affecting the underlying shares, such as stock splits and stock dividends. However, the calculation agent will not make an adjustment for every event or every distribution that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, the adjustment factor may materially and adversely affect the market price of the securities.

￭Adjustments to the underlying shares or the index tracked by the underlying shares could adversely affect the value of the securities. The investment advisor to the underlying shares (SSGA Funds Management, Inc.) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks composing the underlying shares. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities. The publisher of the share underlying index is responsible for calculating and maintaining the share underlying index. They may add, delete or substitute the securities constituting the share underlying index or make other methodological changes that could change the value of the share underlying index, and, consequently, the price of the underlying shares and the value of the securities. The publisher of the share underlying index may discontinue or suspend calculation or publication of the share underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

￭The performance and market price of the underlying shares, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the underlying shares. The underlying shares do not fully replicate the share underlying index, and may hold securities that are different than those included in the share underlying index. In addition, the performance of the underlying shares will reflect additional transaction costs and fees that are not included in the calculation of the share underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying shares and the share underlying index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the underlying shares may impact the variance between the performance of the underlying shares and the share underlying index. Finally, because the underlying shares are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the underlying shares may differ from the net asset value per share of the underlying shares.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the underlying shares may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of the underlying shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the underlying shares, and their ability to create and redeem shares of the underlying shares may be disrupted. Under these circumstances, the market price of shares of the underlying shares may vary substantially from the net asset value per share of the underlying share or the level of the share underlying index.

For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the underlying shares. Any of these events could materially and adversely affect the prices of the underlying shares and, therefore, the value of the securities. Additionally, if market volatility or these events were to occur on the valuation date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the securities. If the calculation agent determines that no market disruption

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event has taken place, the payment at maturity would be based solely on the published closing price per share of the underlying shares on the valuation date, even if the underlying shares are underperforming the share underlying index or the component securities of the share underlying index and/or trading below the net asset value per share of the underlying shares.

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SPDR® S&P® Biotech ETF Overview

The SPDR® S&P® Biotech ETF is an exchange-traded fund managed by SSGA Funds Management, Inc., which seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Biotechnology Select IndustryTM Index. SPDR® Series Trust (the “Trust”) is a registered investment company that consists of numerous separate investment portfolios, including the SPDR® S&P® Biotech ETF. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57793 and 811-08839, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the SPDR® S&P® Biotech ETF is accurate or complete.

Information as of market close on December 16, 2022:

Bloomberg Ticker Symbol:	XBI UP	52 Week High (on 12/23/2021):	$118.22
Current Share Price:	$80.96	52 Week Low (on 5/11/2022):	$62.81
52 Weeks Ago:	$110.34

The following graph sets forth the daily closing values of the underlying shares for the period from January 1, 2017 through December 16, 2022. The related table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying shares for each quarter in the same period. The closing price of the underlying shares on December 16, 2022 was $80.96. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying shares on the valuation date.

Shares of the SPDR® S&P® Biotech ETF Daily Closing Prices, January 1, 2017 to December 16, 2022

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SPDR® S&P® Biotech ETF (CUSIP: 78464A870)	High ($)	Low ($)	Period End ($)
2017
First Quarter	72.32	59.59	69.34
Second Quarter	80.31	66.84	77.18
Third Quarter	86.57	74.47	86.57
Fourth Quarter	88.51	79.95	84.87
2018
First Quarter	97.03	85.31	87.73
Second Quarter	101.15	82.90	95.19
Third Quarter	100.84	93.08	95.87
Fourth Quarter	94.90	65.42	71.75
2019
First Quarter	91.92	71.21	90.54
Second Quarter	93.80	79.44	87.71
Third Quarter	88.89	76.25	76.25
Fourth Quarter	98.46	74.65	95.11
2020
First Quarter	98.35	65.95	77.44
Second Quarter	114.17	73.26	111.95
Third Quarter	120.36	103.87	111.43
Fourth Quarter	151.14	110.36	140.78
2021
First Quarter	173.99	129.36	135.65
Second Quarter	139.69	122.48	135.40
Third Quarter	138.49	118.69	125.71
Fourth Quarter	134.15	108.77	111.96
2022
First Quarter	115.44	81.07	89.88
Second Quarter	96.09	62.81	74.27
Third Quarter	94.90	75.06	79.32
Fourth Quarter (through December 16, 2022)	85.66	76.72	80.96

This document relates only to the securities referenced hereby and does not relate to the underlying shares. We have derived all disclosures contained in this document regarding the Trust from the publicly available documents described above. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the securities and therefore the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a purchaser of the

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securities, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying shares.

“Standard & Poor’s®”, “S&P®”, “SPDR®” and “S&P® Biotechnology Select IndustryTM Index” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”), an affiliate of S&P Global Inc. The securities are not sponsored, endorsed, sold, or promoted by S&P, S&P Global Inc. or the Trust. S&P, S&P Global Inc. and the Trust make no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. S&P, S&P Global Inc. and the Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The S&P® Biotechnology Select IndustryTM Index. The S&P® Biotechnology Select IndustryTM Index (Bloomberg ticker SPSIBI) is managed by S&P Dow Jones Indices LLC and is a modified equally weighted index that is designed to measure the performance of stocks in the S&P Total Market Index that are classified under the Global Industry Classification Standard (“GICS®”) biotechnology sub-industry.

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Additional Terms of the Jump Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Share underlying index:	S&P® Biotechnology Select IndustryTM Index
Share underlying index publisher:	S&P Dow Jones Indices LLC or any successor thereof
Postponement of maturity date:

If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Additional information related to calculating the final share price:

If a market disruption event occurs with respect to the underlying shares, the calculation agent may determine the final share price in accordance with the procedures set forth in the product supplement for Jump Securities. You should refer to the section “Description of Securities—General Terms of Securities —Some Definitions––share closing price” in the product supplement for Jump Securities for more information.

If the underlying shares are subject to a stock split or reverse stock split, the calculation agent may make the antidilution adjustments in accordance with the procedures set forth in the product supplement for Jump Securities. You should refer to the section “Description of Securities—Antidilution Adjustments for Securities linked to Exchange-Traded Funds” in the product supplement for Jump Securities for more information.

If no closing price of the underlying shares is available on the valuation date through discontinuance or liquidation of the Fund, the calculation agent may determine the final share price in accordance with the procedures set forth in the product supplement for Jump Securities. You should refer to the section “Description of Securities—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation” in the product supplement for Jump Securities for more information.

Denominations:	$1,000 and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered, if any, with respect to the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due, if any, with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Additional Information about the Jump Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Subject to the discussion below concerning the potential application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

Because the securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the securities will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the securities could be recharacterized as ordinary income (in which case an interest charge will be imposed). As a result of certain features of the securities, it is unclear how to calculate the amount of gain that would be recharacterized if an investment in the securities were treated as a constructive ownership transaction. Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the securities. U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Possible Application of Section 1260 of the Code” in the accompanying product supplement for Jump Securities for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for Jump Securities, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the

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discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the underlying shares and in futures and options contracts on the underlying shares or any component stocks of the share underlying index, or in any other securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the closing price of the underlying shares on the pricing date, which is the level at or above which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the underlying shares, futures or options contracts on the underlying shares or component stocks of the share underlying index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the closing price of the underlying shares and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $27.50 for each security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or

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similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump Securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Jump Securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the product supplement for Jump Securities, the index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov.as follows:

Product Supplement for Jump Securities dated November 16, 2020

Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the product supplement for Jump Securities, in the index supplement or in the prospectus.

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